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                                                                     EXHIBIT 99

FOR IMMEDIATE RELEASE:


INVESTOR RELATIONS CONTACT:                            MEDIA RELATIONS CONTACT:
Neil Yekell                                            Arch Currid
(713) 918-4233                                         (713) 918-3236
neil_yekell@bmc.com                                    arch_currid@bmc.com



         BMC SOFTWARE ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR FIRST
                               QUARTER FISCAL 2004


HOUSTON -- (July 7, 2003) -- BMC Software, Inc. (NYSE: BMC) today released preliminary financial results for the first quarter of fiscal 2004. BMC Software preliminarily estimates total revenues for the first quarter ended June 30, 2003 to be in the range of $305 million to $312 million, which is below the estimated revenue range of $320 million to $335 million that the Company provided in April. License revenues are preliminarily estimated to be in the $105 million to $110 million range. BMC Software will report final results on July 28th.

         The Company experienced unanticipated delays in customer purchasing decisions that impacted corporate revenue performance. These delays were concentrated among larger accounts. The Company completed 16 license transactions in excess of $1 million in the first quarter of fiscal 2004, compared to 25 license transactions in excess of $1 million in the same quarter of last year.

         Earnings per share excluding special items for the first quarter of fiscal 2004 are preliminarily estimated to be in the range of $.01 to $.04 per diluted common share, which compares to the earnings per share estimated range of $.05 to $.10 provided by the Company in April. First quarter of fiscal 2004 earnings per share on a GAAP basis are preliminarily estimated to be in the range of a loss of $.04 to a loss of $.01 per diluted common share, which compares to the GAAP earnings per share estimated range of $.00 to $.05 that the Company provided in April. The difference between the earnings per share excluding special items and the GAAP earnings per share is that the earnings per share excluding special items does not include $.05 per diluted common share related to acquisition-related amortization of intangibles.

         The Company's financial position remains strong. Cash and marketable securities ended the quarter at over $1 billion. Cash flow from operations is preliminarily estimated to be over $100 million.

          A conference call to discuss preliminary first quarter results is scheduled for today at 9:00 a.m. CDT. Those interested in participating may call
(719) 457-2637 and use the passcode BMC. To access a replay of the conference call, which will be available for one week, dial (719) 457-0820 and use the passcode BMC. A live webcast of the conference call will be available on the Company's website at www.bmc.com/investors. A replay of the webcast will be available within 24 hours and archived on the website for 90 days.


                                    - more -

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ABOUT BMC SOFTWARE

BMC Software, Inc. [NYSE:BMC], is one of the 10 largest software companies in the world and a leading provider of enterprise management solutions that empower companies to manage their IT infrastructure from a business perspective. Delivering Business Service Management, BMC Software solutions span enterprise systems, applications, databases and service management. Founded in 1980, BMC Software has offices worldwide and fiscal 2003 revenues of more than $1.3 billion. For more information about BMC Software, visit www.bmc.com.

The preliminary financial estimates and statements concerning BMC Software's future prospects contained in this press release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. The preliminary estimates of revenues, earnings per share and cash flow from operations contained in this press release are subject to change. BMC Software will report final financial results for the June 2003 quarter after it has had additional time for the collection and compilation of additional financial data. These final financial results for the June 2003 quarter could be materially different from the estimates in this press release. Numerous important factors affect BMC Software's operating results and could cause BMC Software's actual results to differ materially from forecasts and estimates or from any other forward-looking statements made by, or on behalf of, BMC Software, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: 1) uncertainty regarding future economic conditions worldwide may continue to affect the overall demand for software and services and any worsening of significant economies could result in decreased revenues or lower revenue growth rates; 2) BMC Software's revenues and earnings are subject to a number of factors, including the significant percentage of quarterly sales typically closed at the end of each quarter, that make estimation of operating results prior to the end of a quarter extremely uncertain; 3) BMC Software's operating costs and expenses are relatively fixed over the short term; 4) increased competition and pricing pressures could adversely affect BMC Software's earnings; 5) growth in BMC Software's mainframe revenues is dependent on continued demand for significant additional mainframe MIPS capacity; 6) BMC Software's maintenance revenue could decline if maintenance renewal rates decline or if license revenues do not continue to grow; 7) new software products and product strategies may not be timely introduced or successfully adopted; 8) BMC Software's cash flow from operations is and has been volatile and is dependent upon a number of factors described in BMC Software's filings with the SEC; 9) the additional risks and important factors described in BMC Software's quarterly reports on Form 10-Q and in its Annual Report to Stockholders on Form 10-K for the fiscal year ended March 31, 2003 and other filings with the SEC. BMC Software undertakes no obligation to update information contained in this release.

BMC Software, the BMC Software logos, and all other BMC Software product or service names are registered trademarks or trademarks of BMC Software, Inc. (C) 2003 BMC Software, Inc. All rights reserved.